UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 12, 2007

APOGEE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10456	04-3005815
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

                (a) Incorporated from Item 8.01 below.

                (b) - (d) Not applicable.

ITEM 8.01	OTHER EVENTS.

                Apogee Technology, Inc. (the “Company”), was notified on January 12, 2007, by the American Stock Exchange (“AMEX”) that AMEX has accepted the Company’s plan to regain compliance with AMEX continued listing standards, and that the Company’s listing will be continued pursuant to an extension.

                The Company will be subject to periodic review by AMEX Staff during the extension period, which ends on November 1, 2007. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

                The Company submitted a plan of compliance to AMEX on November 30, 2006, outlining its operational plan and strategic objectives. This plan was prepared in response to a letter received from AMEX on November 1, 2006, indicating that the Company was below certain continued listing standards as a result of shareholders' equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years, as is required in Section 1003 (a) (ii) of the Company Guide; and because the Company was also not in compliance with Section 1003 (a) (iii) of the Company Guide, as it has shareholders’ equity of less than $6 million and losses from continuing operations in its five most recent fiscal years.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits

99.1	Letter from the American Stock Exchange dated January 12, 2007.
99.2	Press release dated January 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE TECHNOLOGY, INC.

Dated: January 16, 2007	By:	/s/ Herbert M. Stein
Herbert M. Stein President, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter from the American Stock Exchange dated January 12, 2007.
99.2	Press release dated January 16, 2007.